Exhibit 99.2

[Strategy International Insurance Group, Inc. letterhead]

For Immediate Release
October 26, 2005

Strategy International Announces $700 Million Investment

Toronto, Ontario - Strategy International Insurance Group, Inc. (OTCBB: SGYI) (“Strategy”) announced today that it has completed the sale of $700 million of Preferred Stock of Strategy Holding Company Limited to Grupo Lakas S.A., a Panamanian corporation (“Grupo Lakas”), in exchange for a $700 million note collateralized by $900 million worth of marketable assets. Strategy Holding Company Limited has agreed to pledge theses marketable assets to its wholly owned subsidiary, Strategy Insurance Limited (“SIL”). As part of Grupo Lakas’ investment in Strategy, Grupo Lakas will receive approximately seven million two-year warrants, exercisable into common stock of Strategy at an exercise price of $1.75 per share.

The Company believes that the investment into SIL will immediately increase the statutory capital base of SIL, and will apply to the Barbados Supervisor of Insurance that the assets underlying the note qualify as regulatory capital under the Barbados Exempt Insurance Act. Should the Barbados Supervisor of Insurance not provide a favorable ruling within 90 days from the submission by SIL, then either party may opt out of the investment agreement.

Mr. Otto Lakas, Chief Executive Officer of Grupo Lakas, stated, “We see this transaction as a unique opportunity to invest in an innovative and unique insurance and reinsurance company with considerable growth potential. We believe we will see a strong ROI through the growth in the Company.”

Commenting on the investment, Stephen Stonhill, Strategy CEO, stated, “This capitalization will allow Strategy Insurance Limited to grow to new levels within the insurance industry by allowing us to pursue the strategic opportunities identified by the company. Additionally, we are pleased to partner with an investment group that sees and appreciates the true long term growth potential of Strategy Insurance Limited.”

About Grupo Lakas
Grupo Lakas is a Panamanian holding company with investments in mineral mining, portuary activities, fuels and power generation.

About Strategy International Insurance Group, Inc.
Strategy Insurance Limited ("Strategy"), a Barbados-formed and licensed provider of specialty lines of insurance, reinsurance and structured risk underwriting, focusing on credit risk and credit enhancement, is a wholly-owned subsidiary of Strategy Holding Company Limited, a Barbados company which is itself a wholly-owned subsidiary of Strategy International Insurance Group, Inc. (OTCBB: SGYI). Strategy conducts its insurance and reinsurance operations principally through its subsidiary incorporated in Barbados, West Indies. Strategy has offices in Barbados, London and Toronto.

Forward-Looking Statement
Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as “Forward Looking Statements” for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward Looking Statements may be identified by words including “anticipate”, “await”, “envision”, “foresee”, “aim at”, “believe”, “intends”, “estimates” including without limitation, those relating to the company’s future business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the Forward Looking Statements. Readers are directed to the company’s filings with the U.S. Securities and Exchange Commission for additional information and a presentation of the risks and uncertainties that may affect the company’s business and results of operations.

Investor Contact:
Patti Cooke pressreleases@corbitrockwell.com
Corbit Rockwell Investments
212.655.3048 or 416.907.0948